Exhibit 99.1


                 Ultralife Batteries to Present at Eighth Annual
                       Needham & Company Growth Conference

     NEWARK, New York--(BUSINESS WIRE)--Jan. 4, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) will be presenting at the Eighth Annual Growth Conference hosted by Needham & Company on January 12, 2006.
     Ultralife Batteries management is scheduled to make a presentation at 2:00 PM ET. A live audio webcast and replay of the presentation will be available in the Investor Info - Event Calendar section of the company's website, http://investor.ultralifebatteries.com.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products.
Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

     About the Eighth Annual Needham & Company Growth Conference

     The invitation-only conference will be held at the New York Palace Hotel in New York City and will feature management presentations from approximately 400 leading growth companies from across the country, and from a wide range of technology industry sectors.

     Ultralife(R) is a registered trademark Ultralife Batteries, Inc.


     CONTACT: Ultralife Batteries, Inc.
              Robert Fishback, 315-332-7100
              bfishback@ulbi.com
              or
              Lippert/Heilshorn & Associates, Inc.
              Investor Relations:
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
              or
              Media:
              Chenoa Taitt, 212-201-6635
              ctaitt@lhai.com



                                        4